EXHIBIT 10.16

CONFIDENTIAL

LBData, LLC

Re:	Joint Venture Transaction

Dear LB Data, LLC:

The purpose of this letter of intent ("Letter") is to set forth certain agreements between Titanium Healthcare, Inc.,a Nevada corporation ("Titanium"), LBData, LLC, a Texas limited liability company ("LBDATA"), Wave Quantum, LLC, a Texas limited liability company or ("Wave Quantum"), and a to-be-formed joint venture called "Elluminance LLC", a Texas limited liability company or ("Elluminance"), with respect to the business combination of certain capabilities of Titanium, Wave Quantum, and LBDATA into a mutually owned entity Elluminance (the "Joint Venture" or "JV"), on the terms and subject to the conditions set forth below.

The following paragraphs reflect our understanding of the matters described in them. This Letter constitutes a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, Titanium and LBDATA (collectively "Party" or "Parties") with respect to the matters described herein. This Letter imposes on Parties an enforceable duty or obligation to form an operating company Elluminance; for Titanium to make an initial $250,000 loan to be used for general business purposes; a duty for Parties to use best efforts to raise capital ("Capital Raise") between now and closing ("Closing"); upon Closing for Titanium to contribute $10 million of capital for use by Elluminance; upon Closing for LBDATA to contribute its developed business processes, intellectual property, customer contracts, and customer contacts, and upon Closing for Barry Hutt, Darren Schmidt, and Lothar Wenzel to enter into employment agreements ("Employment Agreements") with Elluminance and Titanium.

1.	Formation of Elluminance.

(a)

Upon execution of this Letter, Parties shall immediately commence activities to form Elluminance on the terms and subject to the conditions set forth on Exhibit A, "Company Operating Agreement and Key Terms".

(b)

Any governance and formation matters not contemplated in Exhibit A, shall be resolved by the board of directors ("Board") of Elluminance on the terms and subject to the conditions set forth on Exhibit B, "Elluminance Business Plan".

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2.	Capital Raise.

(a)

Upon execution of this Letter, Parties shall immediately commence activities to raise $10 million of capital for general business purposes of Elluminance. The Capital Raise shall be on the terms and subject to the conditions set forth on Exhibit C "Capital Raise – General Terms."

(b)

Upon execution of this Letter, Titanium will issue a $250,000 initial capital contribution to ELLUMINANCE to fund its general business expenses until Closing. At the time of Closing the contribution will be added to Titanium's capital contribution. In the event capital raising activities are not successful and no Closing occurs, the capital contribution shall be converted to a loan which may be (i) paid in full without any penalty of prepayment or (ii) repaid from 50% of each dollar of earnings before interest, taxes, depreciation and amortization ("EBITDA") (measured on U.S. GAAP basis) along with 6% annualized interest thereon, from any entity which any member of LBData is a controlling member or controlling shareholder.

(c)

From the date hereof until the Closing, Parties shall continue to operate as if each is already a joint venturer with the other. Each Party shall operate their businesses in accordance with reasonable business practices and in the ordinary course and neither Party may sell, encumber, or otherwise impair any of its material assets which might infringe on the viability or success of the Joint Venture, without the prior written consent of the other Party.

3.

Closing. Closing shall occur on the earliest date which all of the conditions set forth on Exhibit D "Conditions to Closing". From the date of this Letter until Closing shall be referred to herein as the ("Fundraising Period").

4.

No Outside Securities Trading. LBDATA acknowledges that Titanium is a public entity and that either (i) the dissemination of information concerning the Letter, or (ii) the trading in Titanium's stock by any party to this Letter or by any party receiving information concerning this Joint Venture, from any party to this Letter prior to the proper public release or announcement of the Joint Venture with any party, except Titanium, could result in a violation of the SEC's insider trading regulations. Accordingly, LBDATA shall refrain from disseminating any such information or engaging in such trading. In addition, LBDATA acknowledges that Titanium is subject to SEC Regulation Fair Disclosure ("Reg FD") which requires the fair and timely dissemination of material information. LBDATA, therefore, acknowledges that the dissemination of information concerning this Letter and/or the Joint Venture without Titanium's express written permission may trigger Titanium's reporting obligations under Reg FD.

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5.

Pre-Approval of Public Announcements. Except as may be otherwise required by law, Titanium shall provide LBDATA at least 24 hours prior notice of any news release or announcement concerning this Letter and/or the Joint Venture, or any information including Elluminance, LBDATA, or their technology, and shall be afforded an opportunity to address any comments, questions, or concerns. After commencement and funding Elluminance's operations, this shall be effected through the Board of Elluminance reviewing any and all public announcements.

6.

Access. Subject to the terms set forth in Paragraph 9 below relating to confidentiality and certain other matters, Titanium and LBDATA will afford one another's employees, accountants, legal counsel, potential investors, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate assets, contracts, intellectual property, scientific technologies, operations, and business before the Closing. Titanium and LBDATA will conduct their inquiries in a reasonable manner during regular business hours.

7.

Exclusive Dealing. LBDATA agrees that from the date of this letter it will refrain from negotiating with any other party in respect of the disposition of any part of its intellectual property or material assets. Similarly, LBDATA will refrain from any and all capital raising efforts except for those contemplated by this Letter with regards to this Joint Venture and specifically coordinated with Titanium. Any potential capital sources must be referred to Titanium and flow through the process described in Exhibit C "Capital Raise – General Terms".

LBDATA will not, directly or indirectly, through any officer, director, agent, or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer or joint venture partners (other than Titanium) relating to the disposition of the assets or securities of Elluminance or LBDATA.

8.

Costs. Each of Titanium, Elluminance and LBDATA will be solely responsible for all of their respective expenses (including, without limitation, expenses of legal counsel, technical advisors, accountants, and other advisors) incurred at any time in connection with pursuing or consummating this Joint Venture; provided, however, that all costs associated with the formation of Elluminance and the Capital Raise, including, but not limited to meeting with potential capital sources (travel, meals, entertainment, etc.) shall be borne solely by Titanium.

9.

Confidentiality. Each Party agrees to treat all information concerning any other Party furnished, or to be furnished, in connection with this Letter, the Agreement, or the Joint Venture, including, but not limited to, due diligence, background checks, negotiations and financial information (collectively, the "Information") in accordance with the provisions of this paragraph and to take, or abstain from taking, all actions set forth herein. Except to the extent otherwise required by law, the Information will be used solely in connection with the Joint Venture, and will be kept confidential by the receiving party and its officers, directors, employees, representatives, agents, and advisors; provided, however, that (i) any of the Information may be disclosed to such officers, directors, employees, representatives, agents, and advisors of the receiving party as necessary for the consummation of the Joint Venture Agreement, and (ii) any disclosure of such Information may be made to which the disclosing party consents in writing. If the closing does not take place, the receiving party will promptly return to the disclosing party all material containing or reflecting the Information.

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10.

Termination During the Fundraising Period. Titanium may terminate this Letter during the Fundraising Period for any reason upon written notice. LBDATA may only terminate this Letter in the event an officer or director of Titanium shall be convicted of a felony, or Titanium shall be in material breach of this Letter.

11.	Termination for Failure to Close Prior to March 15, 2016. Any party hereto may terminate this Letter upon written notice to the other if Funding has not taken place by March 15, 2016.

12.

Effect of Termination. Upon termination, this Letter shall have no force and effect and no party shall have any further obligations hereunder so long as such party is not in breach of any of the binding provisions hereof. Paragraphs 4, 8, and 9 of this Letter will survive any termination of this Letter and, in recognition of the significant costs to be borne by Titanium, Elluminance, and LBDATA in pursuing the agreements and in consideration of their mutual undertakings as to the matters described therein, shall constitute the legally binding and enforceable agreement of the Parties. LBDATA and Titanium agree that in the event this Letter is terminated pursuant to the terms set forth herein that Board will be dissolved, the $250,000 initial capital contibution shall convert to a loan, paid as set forth herein (section 2.b) and Titanium and Wave Quantum will assign their membership interests to LBDATA for $10.00 and other consideration. LBDATA and Titanium further agree that upon termination Titanium shall retain all rights, title, and ownership in Techyon Matrix LLC and its related affiliates and subsidiaries.

13.	Elluminance's Materials.

(a)	LBDATA and Titanium will work together to prepare necessary and appropriate presentations, marketing materials or other documents ("Elluminance's Materials").

14.

Restrictive Covenants. Titanium and LBDATA acknowledge that each entity provide services to Elluminance that are of a special and unusual character, which have a unique value to each party, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition could cause serious harm to LBDATA or Titanium. LBDATA and Titanium acknowledges that an important part of their services will be to develop good will for Elluminance through personal contact with other companies to develop business relationships with Elluminance and that there is a danger that this goodwill, may follow Titanium or LBDATA if and when the Joint Venture formed by this Letter is terminated. Titanium and LBDATA nor any of their employees, affiliates or any of its affiliates employees shall not disparage one another their affiliate's, employees or its business or services and will not interfere with one another's relationships with their customers, employees, vendors, bankers, or others.

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Please sign and date this Letter in the spaces provided below to confirm our mutual understandings and agreements as set forth in this Letter.

Very truly yours,

Titanium Healthcare, Inc.

Kamran Nezami
Chairman of the Board of Directors

Acknowledged and agreed:

LBData , LLC

By:
Name:	Barry Hutt
Title:	Chief Executive Officer

Wave Quantum, Inc.

By:
Name:	Argie Rumann
Title:	Chief Executive Officer

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EXHIBIT A

Company Operating Agreement Key Terms –

Elluminance, LLC ("Elluminance")

General Terms

Securities:	Membership Units in Series A ("Series A")

Issuer:	Elluminance LLC, a Texas limited liability company (the "Company")

Members:	Titanium Healthcare, Inc. ("Titanium") and LBDATA, LLC ("LBDATA"), collectively the "Members"

Contributions:

Titanium shall $250,000 to Elluminance as soon as practical after signing of this Letter which shall be treated as a capital contribution upon Closing, and shall contribute an addition $9,750,000 of capital for the general corporate purposes of Elluminance upon Closing. LBDATA shall contribute its intellectual property, customer relationships, customer contracts, and time and talents of key individuals through Employment Agreements

Capitalization:

The Company's initial capitalization is 100,000 Series A membership units: 51% or 51,000 Series A units shall be issued to Titanium; 30% or 30,000 Series A units shall be issued to LBDATA; and 19% or 19,000 Series A units shall be issued to Wave Quantum. For purposes of clarification the source of $10 million in capital shall be an investor ("Lead Investor") of Titanium, not of Elluminance

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Voting:

Generally. The board of directors ("Board" or "Directors") will vote on all significant matters including, but not limited to the matters described in the Company Operating Agreement of Elluminance, and each Director shall have the right to one vote;

Election of Directors. The Company's Board will consist of seven (7) directors, three appointed by Titanium and three appointed by LBDATA. The Company's Board shall initially be comprised of the following persons (1) Barry Hutt, (2) Darren Schmidt, (3) Lothar Wenzel (4) Argie Rumann (Vice Chairman), (5) Chuck Talley, (6) Chris Mashburn, (7) Kamran Nezami (Chairman);

If Board is decreased or expanded, then the number of appointments should remain equally balanced between Titanium and LBDATA.

Information Rights:

The Company will deliver annual and quarterly unaudited financial statements. The obligation of the Company to furnish such information will terminate upon the earliest to occur of (i) the Company's initial public offering, (ii) the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or (iii) a merger or sale of substantially all of the assets of the Company;

Right of First Refusal:

Titanium and LBDATA shall be entitled to a right of first refusal on any proposed transfer of ownership, subject to customary exceptions for transfers in connection with estate planning and bona fide loan transactions;

Termination:

The right of first refusal right will terminate upon the earlier to occur of (i) the Company's initial public offering, (ii) the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or (iii) a merger or sale of substantially all of the assets of the Company;

Restrictions on Sales:	The Company's Operating Agreement shall provide for a right of first refusal on all transfers of Series A, subject to customary exceptions;

Directors & Officers:	The Company will enter into standard indemnification agreements with its executive officers and directors;

Expenses:	The Company will bear its expenses associated with the formation and preparation of the Company Agreement.

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EXHIBIT B

Elluminance Business Plan

The following are general topics for inclusion in the business plan for ELLUMINANCE:

1.	Capital. Titanium shall initially contribute $250,000 of capital and shall contribute an additional $9,750,000 at Closing, which shall be used for general corporate purposes.

2.	LBDATA's Contribution . LBDATA shall contribute its intellectual property, customer relationships, customer contracts, and time and talents of key individuals through Employment Agreements.

3.

$100,000 Board Spending Pre-Approval. ELLUMINANCE's board of directors ("Board") shall pre-approve any expenditures over $100,000 such as contracts, consultants, hiring personnel, purchasing, acquisitions, etc.

4.

Officer Compensation. ELLUMINANCE's Board shall set, review and approve the compensation for the appointed officers of ELLUMINANCE at inception and at least annually; setting reasonable business objectives and measuring performance of the officers.

5.

Officer Employment Agreements. The officers of ELLUMINANCE shall sign employment agreements with ELLUMINANCE which include terms including, but not limited to: position, supervisor, term, non-competition, base salary, incentive compensation, and other reasonable and customary provisions. To the extent possible all officers and key employees shall sign a form of employment agreement that is consistent across as many terms as possible.

6.

Seven Directors on Board. ELLUMINANCE's initial Board shall include seven (7) directors who will vote on material items and minutes shall be kept evidencing significant matters and decisions reached; the simple majority (4 votes) shall prevail in any matters that are not unanimously approved.

7.	Company Operating Agreement. The first significant Board decision shall be the adoption of the Company Operating Agreement governing ELLUMINANCE, whereby the process described above shall be used.

8.

Spending Authority – Dual Officer Approval. ELLUMINANCE's officers ("Officers") shall have the authority from the Board to approve any expenditures such as contracts, consultants, hiring personnel, purchasing, acquisitions, etc. in the amount above $20,000 and up to $99,999, so long as any two officers provide written pre-approval.

9.

Spending Authority – One Officer and One Employee. ELLUMINANCE's Officers shall have the authority from the Board to designate other employees to approve any expenditures such as contracts, consultants, hiring personnel, purchasing, etc. in the amount above $5,000 up to $19,999, so long as one designated employee and one Officer provides written pre-approval.

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10.

Spending Authority – Delegated Employee. ELLUMINANCE's officers shall have the authority to designate any employees to approve any expenditures such as contracts, consultants, hiring personnel, purchasing, etc. in amounts below $4,999 so long as one designated authorized employee provides written pre-approval.

11.

Code of Ethics. ELLUMINANCE's board shall immediately adopt and ratify a code of ethics which all directors, officers, employees and contractors are expected to adhere to at all times, evidenced by written certification at least annually.

12.

Conflicts of Interest. ELLUMINANCE's Board and Officers shall be responsible for identifying and elevating potential conflicts of interest, examples of which will be described in the Code of Ethics. The Board shall vote on all potential or perceived conflicts of interest and make a decision whether to approve or reject or abstain or defer a decision; in certain circumstances the Board may grant a person permission to engage in a transaction which could be perceived as a conflict of interest. In these instances, the Board has sole authority to grant the person a written waiver of the conflict, in certain situations.

13.

Quarterly Unaudited Financial Statements. ELLUMINANCE's board shall hire an independent registered accounting firm and ensure quarterly unaudited financial statements are delivered to the Board on a quarterly basis.

14.	Go To Market Strategy. Affiliates and related parties, unless specifically excluded from ELLUMINANCE (such as Titanium's Healthcare operations, etc.) will go to meetings under the ELLUMINANCE banner.

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EXHIBIT C

Capital Raise – General Terms

(a)

ELLUMINANCE's funding shall be driven by Titanium utilizing LBDATA, Titanium and ELLUMINANCE Officers as subject matter experts on LBDATA's technologies and licensing strategies; provided, that LBDATA members has conducted due diligence to its satisfaction prior to any presentations regarding Elluminance and Titanium;

(b)	The proposal presentations shall use materials mutually agreed by Titanium and LBDATA;

(c)

Materials and presentations shall identify Barry Hutt as Chief Executive Officer of ELLUMINANCE, Lothar Wenzel as Chief Scientific Officer of ELLUMINANCE, and Darren Schmidt as Chief Technology Officer of ELLUMINANCE, and Kamran Nezami as the Chairman of ELLUMINANCE;

(d)	Titanium shall be responsible for financial diligence preparation and responses for potential investors.

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EXHIBIT D

Conditions to Closing

(a)

Mutual Diligence. Satisfactory completion of Titanium's and LBDATA's due diligence; completion of a review of LBDATA's business, including intellectual property, by Titanium, its legal counsel, accountants and other outside consultants (e.g., scientific, engineering, environmental, tax, employee benefit, litigation and other customary matters);

(b)	Mutual Background Checks. Satisfactory completion of background checks of LBDATA by Titanium, and of Titanium's officers by LBDATA;

(c)	Control of LBDATA. The continued unencumbered ownership of the voting majority of LBDATA;

(d)	ELLUMINANCE Operating Agreement. Completion and execution of an Operating Agreement and associated company formation documents for ELLUMINANCE, on terms satisfactory to ELLUMINANCE Board;

(e)

Techyon Matrix, LLC Operating Agreement. Completion and execution of an operating agreement and associated company formation documents for Techyon Matrix, LLC, a Texas limited liability company, on terms satisfactory to ELLUMINANCE Board, whereby ELLUMINANCE owns 17%; Wave Quantum, Inc. owns 32%; and Titanium owns 51%.

(f)

Funding. Titanium shall provide ELLUMINANCE Board proof of funding ("Funding") of committed capital of at least $9,750,000 million into bank accounts designated for ELLUMINANCE and/or to use for general corporate purposes.

(g)

Employment and Non-Competition Agreement – Barry Hutt. Barry Hutt shall enter into an employment agreement as Chief Executive Officer of ELLUMINANCE containing five year non-competition terms; Mr. Hutt shall also be appointed a director on the board of Titanium; the employment agreement shall have duties reasonable and customary for the scope and title; the employment agreement shall define termination events such as death, incapacity, change-in-control, non-performance, conviction of certain crimes, etc.; in the event of termination as defined in the agreement.

(h)

Employment and Non-Competition Agreement – Lothar Wenzel. Lothar Wenzel shall enter into an employment agreement as Chief Scientific Officer of ELLUMINANCE containing five year non-competition terms; Mr. Wenzel shall also be appointed a director on the board of Titanium; the employment agreement shall have duties reasonable and customary for the scope and title; the employment agreement shall define termination events such as death, incapacity, change-in-control, non-performance, conviction of certain crimes, etc.; in the event of termination as defined in the agreement.

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(i)

Employment and Non-Competition Agreement – Darren_Schmidt. Darren Schmidt shall enter into an employment agreement as Chief Technology Officer of ELLUMINANCE containing five year non-competition terms; the employment agreement shall have duties reasonable and customary for the scope and title; the employment agreement shall define termination events such as death, incapacity, change-in-control, non-performance, conviction of certain crimes, etc.; in the event of termination as defined in the agreement.

(j)	Retained profits of ELLUMINANCE. All ELLUMINANCE EBITDA generated prior to Closing shall be accrued, retained, and upon closing (or upon termination) will be 100% distributable to LBDATA.

(k)	Ownership of Titanium. Upon Closing LBDATA shall receive five million 5,000,000 shares of TIHC.

(l)	Key Employee Shares. 250,000 shares of TIHC are hereby reserved for distribution to future key employees of ELLUMINANCE.

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